AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERITRADE HOLDING CORPORATION
     Ameritrade Holding Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     The undersigned, Ellen L.S. Koplow hereby certifies that:
     A. She is the duly elected and acting Secretary of Ameritrade Holding Corporation, a Delaware corporation.
     B. The Certificate of Incorporation of this corporation was originally filed under the name Arrow Stock Holding Corporation with the Secretary of State of the State of Delaware on April 1, 2002.
     C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends in its entirety the Restated Certificate of Incorporation of the corporation.
     D. The text of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
     The name of the corporation is TD Ameritrade Holding Corporation (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”); provided, however, that prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period or, in the case of the R Parties, the earlier occurrence of the date on which the directors of the Corporation designated by the R Parties pursuant to Section 4.1(b)(i) of the Stockholders Agreement are required to resign as directors pursuant to Section 6.3(a) of the Stockholders Agreement), the Corporation shall not adopt a stockholders’ rights plan or other similar antitakeover measure unless such plan or measure expressly excludes from its operation TD and its Affiliates and the R Parties, to the extent any actions of such Persons (including the acquisition of additional Voting Securities of the Corporation) would be permitted pursuant to the terms of the Stockholders Agreement, and does not impair in any respect the rights of TD or any of its Affiliates or the R Parties under the Stockholders Agreement, including their respective rights under Articles II or III of the Stockholders Agreement.
ARTICLE IV
     (a) The total number of shares of capital stock which the Corporation shall have authority to issue is one billion one hundred million (1,100,000,000) shares, consisting of one billion (1,000,000,000) shares of common stock, at $0.01 par value per share, and one hundred million (100,000,000) shares of preferred stock, at $0.01 par value per share.
     (b) Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of preferred stock and with respect to each such series to fix by resolution or resolutions providing for the issuance of such series the designation of and number of shares comprising such series, the voting powers, full or limited, if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series.
ARTICLE V
     (a) Special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only as provided in this Article 5(a) Special meetings of stockholders of the Corporation shall be called by the Secretary of the Corporation at the request in writing delivered to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation by stockholders owning of record 25% or more of the outstanding shares of common stock of the Corporation. Any special meeting so requested shall be held on such date, at such time and for such purpose or purposes as shall be set forth in the request; provided, that the request shall be delivered not less than sixty and not more than ninety days before the date of the meeting. Special meetings of the stockholders, for any purpose or purposes, also shall be called by the Secretary of the Corporation at the direction of a majority of the directors of the Corporation. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice of meeting.
     (b) Any action required or permitted to be taken by the stockholders of the Corporation can only be effected at a duly called annual or special meeting of such holders and may not be effected by written consent in lieu of a meeting.
ARTICLE VI
     (a) Prior to the occurrence of a Termination Event (and following a Specified Termination Event, during any Post-Termination Period), the Board of Directors of the Corporation shall be comprised as follows:
          (i) The number of directors which shall constitute the whole Board of Directors of the Corporation shall be twelve (12).

          (ii) Whenever the Outside Independent Directors Committee is authorized to nominate or appoint an Outside Independent Director pursuant to Section 4.2 of the Stockholders Agreement, such committee shall prepare, and provide to TD and the R Parties, a list of candidates for such position. Within ten Business Days of their receipt of such list, each of TD and the R Parties may notify the Outside Independent Directors Committee of any candidates included on such list which such party rejects from consideration for such Outside Independent Director position, provided that neither TD nor the R Parties may reject candidates without a reasonable basis for doing so. Failure by either TD or the R Parties to so notify the Outside Independent Directors Committee of rejected candidates within such ten Business Day period shall be deemed to be an approval by such party of all candidates included in the list provided to such Person. The Outside Independent Directors Committee shall then nominate or appoint for each such available Outside Independent Director position a candidate included on the list provided to both TD and the R Parties and not rejected by either TD or the R Parties. In exercising its right to nominate and appoint Outside Independent Directors, the Outside Independent Directors Committee shall take all action available to it to ensure that, at all times, at least three Outside Independent Directors qualify to serve as members of the audit committee of the Board pursuant to Section 4350(d) of the NASDAQ National Marketplace Rules (or any such successor or comparable provision or any comparable rule of any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted). Any action to be taken by the R Parties pursuant to this paragraph shall be taken by the representative of the R Parties specified by them in writing to the Company and TD from time to time pursuant to the Stockholders Agreement, who shall initially be J. Joe Ricketts.
     (b) Following the occurrence of a Termination Event (or, if such Termination Event is a Specified Termination Event, following the expiration of the Post-Termination Period), the number of directors which shall constitute the whole Board of Directors of the Corporation shall be such number as may be fixed and changed from time to time only by a resolution of the Board of Directors.
     (c) The directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors of the Corporation.
     (d) At the first annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term expiring at the third succeeding annual meeting following such election. At the second annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term expiring at the third succeeding annual meeting following such election. At the third annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term expiring at the third succeeding annual meeting following such election. At each succeeding annual meeting of stockholders, directors shall be elected to succeed the directors of the class whose terms expire at such annual meeting for a full term expiring at the third succeeding annual meeting following such election. Each director shall serve until his successor is duly elected and qualified or until his earlier resignation or removal pursuant to paragraph (e) of this Article 6.
     (e) The holders of a majority of the outstanding shares of common stock of the Corporation may remove directors of the Corporation at any time
          (i) with cause; and
          (ii) prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period), without cause.
     (f) Notwithstanding any provisions in the Corporation’s By-laws, prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period), any stockholder then entitled to designate or nominate one or more directors of the Corporation under the terms of the Stockholders Agreement may nominate persons for election as directors (to the extent such person is entitled to make such designation or nomination under the terms of the Stockholders Agreement) at any meeting of the stockholders without complying with any advance notice provisions in this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation. Each person so nominated will not be ineligible to be nominated or elected to the Board of Directors by virtue of a failure to comply with any such advance notice provisions.
     (g) (i) Prior to the occurrence of a Termination Event (and, following a Specified Termination Event, during any Post-Termination Period), the Board of Directors shall maintain a committee of the Board of Directors comprised solely of all of the Outside Independent Directors (the “Outside Independent Directors Committee”). The Outside Independent Directors Committee shall, and shall have the authority pursuant to Section 141(a) of the DGCL to, exercise and perform the powers and duties otherwise conferred or imposed on the Board of Directors of the Corporation under the DGCL to take all actions and make all determinations which the Stockholders Agreement provides shall be taken or made by the Outside Independent Directors Committee, and to enforce the terms of the Stockholders Agreement on behalf of the Corporation, in each case subject to and in accordance with the provisions of the Stockholders Agreement.
          (i) Prior to the occurrence of a Termination Event, the Board of Directors shall maintain a committee of the Board of Directors comprised solely of all of the Directors other than the directors designated by TD pursuant to Section 4.1(b)(ii) of the Stockholders Agreement (the “Non-TD Directors Committee”). The Non-TD Directors Committee shall, and shall have the authority pursuant to Section 141(a) of the DGCL to, exercise and perform the powers and duties otherwise conferred or imposed on the Board of Directors of the Corporation under the DGCL to take all actions and make all determinations which the Stockholders Agreement provides shall be taken or made by the Non-TD Directors Committee, subject to and in accordance with the provisions of the Stockholders Agreement.

ARTICLE VII
     (a) To the fullest extent permitted under the DGCL as it currently exists or as it may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     (b) The Corporation shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by the DGCL, any person who is or was a party, or is or was threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the sole discretion of the Board of Directors of the Corporation, may so indemnify a person who is or was a party, or is or was threatened to be made a party, to any such action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, that the Corporation shall be required to indemnify a director or officer of the Corporation in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by the DGCL or otherwise. The right to indemnification conferred by this Article 7(b) shall be deemed to be a contract between the Corporation and each person entitled to the benefits referred to herein.
     (c) No amendment or repeal (including by merger, consolidation or otherwise by operation of law) of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation, or on the rights of any director or officer under this Article 7, for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.
ARTICLE VIII
     (a) No director or stockholder of the Corporation, in such capacity, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation. The Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any of its directors or stockholders, such investments or activities shall not be deemed wrongful or improper, and no such director or stockholder shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation, so long as such transaction, matter or opportunity did not arise by virtue of the director being a member of the Board of Directors or an officer or an employee of the Corporation; provided that, in the case of a director or officer covered by paragraph b of this Article 8, such director or officer shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such potential transaction, matter or opportunity if such director or officer acts in a manner consistent with the policy set forth in such paragraph.

     (b) (i) In the event that a director or officer of the Corporation who is also a director or officer of TD acquires knowledge of a potential transaction, matter or opportunity which may be a corporate opportunity for both the Corporation and TD, such director or officer of the Corporation shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity if such director or officer acts in a manner consistent with the following policy.
               (A) A corporate opportunity offered to any person who is an officer of the Corporation, and who is also a director but not an officer of TD, shall belong to the Corporation;
               (B) A corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also a director or officer of TD, shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director of the Corporation, and otherwise shall belong to TD; and
               (C) A corporate opportunity offered to any person who is an officer of both the Corporation and TD shall belong to the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer of the Corporation, and otherwise shall belong to TD.
          (ii) For purposes of this Article 8(b) only:
               (A) A director of the Corporation who is Chairman or Vice Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the By-laws of the Corporation), unless such Person is an employee of the Corporation; and
               (B) (x) The term “Corporation” shall mean the Corporation and its Subsidiaries, and (y) the term “TD” shall mean TD and its Subsidiaries (other than the Corporation and its Subsidiaries if at any time the Corporation would otherwise qualify as a Subsidiary of TD pursuant to the definition thereof).
          (iii) In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity covered by, but not allocated to it pursuant to, this Article 8(b) to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision).
          (iv) In the event that TD acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both TD and the Corporation, TD shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that TD pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces, to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision), any interest or expectancy in such corporate opportunity.
          (v) The provisions of this Article 8(b) shall terminate upon the first date that TD no longer Beneficially Owns Voting Securities representing at least 4.17% of the Total Voting Power.
     (c) The provisions of this Article 8 shall in no way limit or eliminate a director’s, officer’s or stockholder’s duties, responsibilities and obligations with respect to any proprietary information of the Corporation, including the duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. Except as otherwise set forth in this Article 8, this Article 8 shall not limit or eliminate the fiduciary duties of any director or officer or otherwise be deemed to exculpate any director or officer from any breach of his or her fiduciary duties to the Corporation.
     (d) For the avoidance of doubt, nothing contained in this Article 8 amends or modifies, or will amend or modify, in any respect any written contractual arrangement between any stockholders of the Corporation or any of their respective Affiliates, on the one hand, and the Corporation and any of its Affiliates, on the other hand.
     (e) Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, this Article 8 may only be amended (including by merger, consolidation or otherwise by operation of law) by the affirmative vote of the holders of at least 80% in voting power of the shares of capital stock of the Corporation issued and outstanding and entitled to vote thereon.
     (f) Neither the termination, alteration, amendment or repeal (including by merger, consolidation or otherwise by operation of law) of this Article 8 nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 8 shall eliminate or reduce the effect of this Article 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such termination, alteration, amendment, repeal or adoption.
ARTICLE IX
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under §291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
ARTICLE X
     For purposes of this Amended and Restated Certificate of Incorporation:
          (a) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Amended and Restated Certificate of Incorporation, notwithstanding anything to the contrary set forth herein, (A) neither the Corporation nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of any R Party or TD and (B) no R Party or TD shall be deemed to be an Affiliate of each other or of the Corporation solely by virtue of (i) such party’s ownership of common stock of the Corporation or its being a party to the Stockholders Agreement, (ii) the election of directors designated by such party or nominated by such party for election to the Board of Directors or (iii) any other action taken by such party’s or its respective Affiliates which is expressly required or contemplated under the Stockholders Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, the Stockholders Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).
          (b) “Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the U.S. Securities and Exchange Commission under the Exchange Act; provided that (x) for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), except that in no event will TD be deemed to Beneficially Own any securities which it has the right to acquire pursuant to Section 2.2 of the Stockholders Agreement unless, and then only to the extent that, TD shall have actually exercised such right and (y) solely for purposes of this Amended and Restated Certificate of Incorporation, notwithstanding anything to the contrary set forth herein, TD shall not be deemed to have Beneficial Ownership of securities owned by another party to the Stockholders Agreement, solely by virtue of (A) TD’s or such other party’s status as a party to the Stockholders Agreement, (B) the voting agreements contained and proxies contained in the Stockholders Agreement or (C) any other action taken by TD, such other party or any of their respective Affiliates which is expressly required or contemplated under the Stockholders Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, the Stockholders Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles). For purposes of this Amended and Restated Certificate of Incorporation, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member; provided, however, that shares of common stock of the Corporation subject to options granted under Corporation benefit plans or shares of common stock of the Corporation (including derivative interests therein) otherwise issued under benefit plans of the Corporation to any Person who, at the time of the grant or issuance, was an officer or director of the Corporation or any of its Subsidiaries shall not be deemed to be Beneficially Owned by TD or any of its Affiliates. The terms “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.
          (c) “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York, USA or Toronto, Ontario, Canada.
          (d) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
          (e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (or under any successor statute).
          (f) “Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act; provided, however, that solely for purposes of this Amended and Restated Certificate of Incorporation, notwithstanding anything to the contrary set forth herein, none of TD or any R Party or any of their respective Affiliates shall be deemed to be a member of a Group with each other or each others’ Affiliates, in each case solely by virtue of the existence of the Stockholders Agreement or any action taken by a party thereto or any of its Affiliates which is expressly required or contemplated under the Stockholders Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, the Stockholders Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable law or accounting principles).
          (g) “Outside Independent Directors” means the individuals designated as such pursuant to Sections 4.1 and 4.2 of the Stockholders Agreement and then serving as directors of the Corporation.
          (h) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity or any Group comprised of two or more of the foregoing.

          (i) “Post-Termination Period” means, following the date of a Specified Termination Event, the period of the shortest of (A) the period from the date of such Specified Termination Event until the first anniversary thereof, (B) the period from the date of such Specified Termination Event to the occurrence of a Termination Event of the type described in clauses (i), (ii) or (iii) of Section 6.3(c) of the Stockholders Agreement and (C) the period from the date of such Specified Termination Event until the consummation of a transaction by TD or its Affiliates or the R Parties meeting the requirements of clause (i) of Section 6.3(d) of the Stockholders Agreement. The Corporation shall make a public announcement promptly following the expiration of any Post-Termination Period.
          (j) “R Party” means each of the Persons listed on Schedule A to the Stockholders Agreement under the heading “R Parties” and any other Person who subsequently becomes bound by the Stockholders Agreement as an R Party as permitted by the terms of the Stockholders Agreement, in each case for so long as such Person remains a party to the Stockholders Agreement.
          (k) “Specified Termination Event” means a Termination Event of the type described in clauses (iv), (v) or (vi) of Section 6.3(c) of the Stockholders Agreement. The Corporation shall make a public announcement promptly following the occurrence of a Specified Termination Event.
          (l) “Stockholders Agreement” means the Stockholders Agreement, dated as of June 22, 2005, by and among the Corporation, TD and the R Parties, as such agreement may be amended, supplemented or modified from time to time.
          (m) “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
          (n) “Termination Event” means the first to occur of any of the events listed in clauses (i)-(vi) of Section 6.3(c) of the Stockholders Agreement. The Corporation shall make a public announcement promptly following the occurrence of a Termination Event.
          (o) “TD” means The Toronto-Dominion Bank, a Canadian chartered bank, and any successor thereto (whether by operation of law in a merger, amalgamation, plan of arrangement or consolidation or otherwise).
          (p) “Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding common stock of the Corporation and any other securities entitled, in the ordinary course, to vote generally in the election of directors of the Corporation and not solely upon the occurrence and during the continuation of certain specified events.

          (q) “Voting Securities” means, at any time, shares of any class of capital stock or other securities of the Corporation, including the common stock of the Corporation, which are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events, and any securities convertible into or exercisable or exchangeable for such shares of capital stock (whether or not currently so convertible, exercisable or exchangeable or only upon the passage of time, the occurrence of certain events or otherwise).
ARTICLE XI
     In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-laws of the Corporation; provided that the Board of Directors may only alter, amend or repeal (including in connection with a merger, consolidation or otherwise by operation of law) Section 4(b) of Article IV of the By-Laws by unanimous vote of all directors then serving.
ARTICLE XII
     The Corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the DGCL, and all rights conferred herein upon stockholders of the Corporation are granted subject to this reservation.
     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provision of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
Executed in Columbia, Maryland on January 24, 2006.

/s/ Ellen L.S. Koplow
Ellen L.S. Koplow, Secretary